Exhibit 3(i)(B)

                      ARTICLES OF AMENDMENT
                             TO THE
                    ARTICLES OF INCORPORATION
                               OF
                    WERNER ENTERPRISES, INC.


  Pursuant to the provisions of R.S. Supp. Section 21-2056 and 21-2060 of the Nebraska Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:
  FIRST:    The  name  of the corporation is WERNER  ENTERPRISES,
INC.
  SECOND: Article VIII, Section A shall be added to the Articles of Incorporation to read as follows:
                    "ARTICLE VIII, SECTION A
  No outside Director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a Director as a Director. Notwithstanding the foregoing sentence, an outside Director shall be liable to the extent provided by applicable law: (i) for any act or omission not in good faith which involves intentional misconduct or a knowing violation of the law; (ii) for any transaction from which the outside Director derived an improper direct or indirect financial benefit; (iii) for paying a dividend or approving a stock repurchase which was in violation of the Nebraska Business Corporation Act; and (iv) for any act or omission which violates a declaratory or injunctive order obtained by the corporation or its shareholders. No amendment to or repeal of this Section A of Article VIII shall apply to or have any effect on the liability or alleged liability of any outside Director of the corporation for or with respect to any acts of such Director occurring prior to such amendment or repeal. For the purposes of this Section A of Article VIII, the term "outside Director" shall have the meaning provided in
Section 21-2035(2) of the Nebraska Business Corporation Act."

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  THIRD:  The number of shares of the corporation outstanding  at the time of such adoption was 11,648,000 shares; and the number of shares entitled to vote thereon was 11,648,000 shares.
  FOURTH:   The  date  of  adoption  of  this  amendment  by  the
shareholders was June 13, 1989.
  FIFTH:   The  number  of shares voted for  such  amendment  was
10,483,778; and the number of shares voted against such amendment was 80,189.
  SIXTH:   The  manner,  if not set forth in  such  amendment  in
which any exchange, reclassification or cancellation of issued shares provided for in the amendment shall be effected as follows: no change.
  SEVENTH:   The manner in which such amendment effects a  change
in the amount of stock capital and the amount of change in the amount of stated capital and the amount of stated capital as changed by such amendment are as follows: no change.
  Dated  June 13, 1989.

                                       /s/ Gary L. Werner
                                       --------------------------
                                       Gary L. Werner, President


                                       /s/ Jacob D. Wood
                                       --------------------------
                                       Jacob D. Wood, Secretary



  STATE OF NEBRASKA    )
                       )  ss
  COUNTY OF DOUGLAS    )

  On this 13th day of June, 1989, before me, a Notary Public in and for said County, personally appeared Gary L. Werner, President and Jacob D. Wood, Secretary of Werner Enterprises, Inc., known to me to be the identical persons whose names are affixed to the above and foregoing instrument, and they acknowledged the execution thereof to be their voluntary act(s) and deed(s).

  Witness my hand and Notarial seal the day and year last above written.

                                       /s/ Donna R. Ingram
                                       -------------------------
                                       Notary Public